UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

JOINT CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 16, 2004

LA QUINTA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-9110	95-3419438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, TX 75038
(Address of Principal Executive Offices and Zip Code)

(214) 492-6600
(Registrant’s telephone number, including area code)

LA QUINTA PROPERTIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-9109	95-3520818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, TX 75038
(Address of Principal Executive Offices and Zip Code)

(214) 492-6600
(Registrant’s telephone number, including area code)

ITEM 5.  Other Events.

In 1997, the predecessor of La Quinta Properties, Inc. (“LQ Properties”) created a trust (the “Trust”) to purchase a $150,000,000 Exercisable Put Option Note due August 15, 2011 (the “7.114% Note”) from LQ Properties.  Concurrent with the purchase of the 7.114% Note from LQ Properties, the Trust issued $150,000,000 of Exercisable Put Option Securities (the “Securities”).  The Securities, which have pass-through characteristics, represent beneficial interests in the Trust that holds the 7.114% Note.  In connection with the initial issuance of the 7.114% Note, a third party (the “Call Holder”) was granted an option to purchase the 7.114% Note from the Trust at 100% of the principal amount.  Upon exercise of the option, the $150,000,000 received by the Trust from the Call Holder would then be distributed to the holders of the Securities.

In the event of the exercise of the option by the Call Holder, we had, at our option, the right to repurchase the 7.114% Note from the Call Holder. The Call Holder exercised its option to purchase the 7.114% Note and we exercised our option to repurchase the 7.114% Note from the Call Holder and retire the debt.  We repurchased the 7.114% Note on August 16, 2004 from the Call Holder for a purchase price, as set forth in the 7.114% Note, equal to the sum of the present value of the remaining scheduled payments of principal and interest on the 7.114% Note, or approximately $171,399,000.  As of August 16, 2004, LQ Properties owned $122,175,000 of the Securities issued by the Trust and, as a result, received a distribution of $122,175,000 from the Trust.  As a result, LQ Properties will record an expense of approximately $21.5 million for the retirement of the 7.114% Note in the third quarter of 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrants have duly caused this joint report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2004	LA QUINTA CORPORATION

	By:	/s/ David L. Rea
	Name:	David L. Rea
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 17, 2004	LA QUINTA PROPERTIES, INC.

	By:	/s/ David L. Rea
	Name:	David L. Rea
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)